As filed with the Securities and Exchange
                                                    Commission on April 14, 2004
                                                    REGISTRATION NO. 333-_______
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                VCA ANTECH, INC.
               (Exact Name of Registrant as Specified in Charter)

            DELAWARE                                         95-4097995
  (State or Other Jurisdiction of                         (I.R.S. Employer
  Incorporation or Organization)                       Identification Number)


                          12401 West Olympic Boulevard
                       Los Angeles, California 90064-1022
                                 (310) 571-6500
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)


                                                         Copies to:
           Robert L. Antin                          Julie M. Kaufer, Esq.
Chief Executive Officer and President                Julie A. Ryan, Esq.
   12401 West Olympic Boulevard              Akin Gump Strauss Hauer & Feld LLP
 Los Angeles, California 90064-1022          2029 Century Park East, Suite 2400
           (310) 571-6500                       Los Angeles, California 90067
(Name, Address, Including Zip Code, and                 (310) 229-1000
    Telephone Number, Including
  Area Code, of Agent for Service)

                                   -----------
        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
                                   -----------

     If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

     If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or retirement plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE
------------------------ ---------------- ------------------- ------------------- -------------------
Title of Each Class of      Proposed       Proposed Maximum    Proposed Maximum
   Securities to be       Amount to be     Aggregate Price        Aggregate           Amount of
      Registered         Registered           Per Share         Offering Price     Registration Fee
------------------------ ---------------- ------------------- ------------------- -------------------
Primary Offering (1):
Common Stock, par
 value $0.001 per share
Preferred Stock, par          (3)                 (3)
 value $0.001 per share                                       $250,000,000 (4)(5)        $31,675
Debt securities (2)
Warrants
------------------------ ---------------- ------------------- ------------------- -------------------
Secondary Offering:
Common Stock, par
 value $0.001 per share  6,846,937 shares (6)  $36.505 (7)   $249,947,436 (7)           $31,669
------------------------ ---------------- ------------------- ------------------- -------------------

------------------
(1) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. This registration statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise, as the case may be, of securities registered hereunder that provide for conversion, exercise or exchange. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion or exercise, as the case may be, of securities registered hereunder.

(2) Subject to note 5 below, there is being registered hereunder an indeterminate principal amount of debt securities. If any debt securities are issued at an original issue discount, then the offering price may be increased by an amount such that the gross proceeds to be received by the registrant shall be equal to the amount registered.

(3) Omitted pursuant to General Instruction II.D to Form S-3 under the Securities Act of 1933.

(4) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The proposed maximum offering price per share or unit will be determined from time to time in connection with, and at the time of, the issuance of the securities registered hereunder.

(5) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $250,000,000.

(6) In the event of a stock split, stock dividend or similar transaction involving the registrant's common stock, in order to prevent dilution, the number of shares of common stock registered shall automatically increase to cover the additional shares in accordance with Rule 416 under the Securities Act.

(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high ($36.78) and low ($36.23) prices of the common stock on The Nasdaq National Market on April 8, 2004.

                     -------------------------------------



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 14, 2004

                                  $250,000,000

                                      PLUS

                        6,846,937 SHARES OF COMMON STOCK
                       OFFERED BY THE SELLING STOCKHOLDER

                                VCA ANTECH, INC.

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                    WARRANTS

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We may offer and sell, from time to time, any combination of common stock, preferred stock, debt securities or warrants at a total offering price not to exceed $250,000,000, in one or more classes or series, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholder named in this prospectus may sell up to 6,846,937 shares of our common stock. Our securities covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

We will provide specific terms of the securities to be sold by us and the methods by which we will sell them in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest. We may offer the securities, and the selling stockholder may offer and sell the common stock, directly to investors or to or through agents, underwriters, or dealers. If any agents, underwriters, or dealers are involved in the sale of any of our securities, their name and any applicable purchase price, fee, commission or discount arrangement will be set forth in the prospectus supplement.

                                ----------------

Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "WOOF." The last reported sale price of our common stock on April 8, 2004 was $36.32 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN THE COMMON STOCK.

                                ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          ____________ Prospectus dated ___________, 2004.____________

                                TABLE OF CONTENTS


           Prospectus Summary.......................................1
           Risk Factors............................................ 3
           Cautionary Note Regarding Forward-Looking Statements.... 9
           Incorporation of Certain Documents by Reference ....... 10
           Where You Can Find More Information ................... 10
           Use of Proceeds........................................ 11
           Selling Stockholder.................................... 11
           Plan of Distribution................................... 12
           Description of Capital Stock........................... 14
           Legal Matters.......................................... 25
           Experts................................................ 26

                               PROSPECTUS SUMMARY

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may offer and sell, from time to time, any combination of common stock, preferred stock, debt securities or warrants at a total offering price not to exceed $250,000,000, in one or more classes or series, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholder named in this prospectus may sell up to an aggregate of 6,846,937 shares of our common stock. This prospectus provides you with a general description of the securities we may offer. Each time we offer any of our securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplements may add, update or change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superceded by those made in the prospectus supplement. You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     Unless the context otherwise requires, the terms "we," "our," "us," "the company," "the registrant" and "VCA Antech" refer to VCA Antech, Inc. and its consolidated subsidiaries.

                                VCA ANTECH, INC.

OUR BUSINESS

     We are a leading animal health care services company and operate the largest networks of veterinary diagnostic laboratories and freestanding, full-service animal hospitals in the United States. Our network of veterinary diagnostic laboratories provides sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals. Our animal hospitals offer a full range of general medical and surgical services for companion animals. We treat diseases and injuries, offer pharmaceutical products and perform a variety of pet wellness programs, including routine health examinations, diagnostic testing, vaccinations, spaying, neutering and dental care.

DIAGNOSTIC LABORATORIES

     We operate the largest full-service, veterinary diagnostic laboratory network serving all 50 states. At December 31, 2003, we operated 23 diagnostic laboratories. Our state-of-the-art, automated diagnostic laboratories service a diverse client base of over 14,000 clients, and non-affiliated clients generated approximately 94% of our laboratory revenue in 2003. We connect our laboratories to our customers with what we believe is the industry's largest transportation network, which picks up an average of 23,000 to 28,000 requisitions daily through an extensive network of drivers and independent couriers. In 2003, we derived approximately 69% of our laboratory revenue from major metropolitan areas, where we offer twice-a-day pick-up service and same-day results. In addition, in these areas we generally offer to report results within three hours of pick-up. Outside of these areas, we typically provide test results to veterinarians before 8:00 a.m. the day following pick-up.

     Our diagnostic spectrum includes over 300 different tests in the areas of chemistry, pathology, endocrinology, serology, hematology and microbiology, as well as tests specific to particular diseases. In 2003, we performed approximately 22.5 million tests and handled roughly 8.0 million requisitions. Although modified to address the particular requirements of the species tested, the tests performed in our veterinary laboratories are similar to those performed in human clinical laboratories and utilize similar laboratory equipment and technologies.

ANIMAL HOSPITALS

     At December 31, 2003, we operated 241 animal hospitals in 34 states that were supported by over 820 veterinarians. In addition to general medical and surgical services, we offer specialized treatments for companion animals, including advanced diagnostic services, internal medicine, oncology, ophthalmology, dermatology and cardiology. We also provide pharmaceutical products for use in the delivery of treatments by our veterinarians and pet owners. Our facilities typically are located in high-traffic, densely populated areas and have an established reputation in the community with a stable client base. Part of our growth strategy for our animal hospital business involves the acquisition of high-quality practices whose value we believe we can increase by the services and scale we can provide.

     Our principal offices are located at 12401 West Olympic Boulevard, Los Angeles, California 90064. Our telephone number is (310) 571-6500.

                                ----------------

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE EVENTS DESCRIBED BELOW OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY.

     IF WE ARE UNABLE TO EFFECTIVELY EXECUTE OUR GROWTH STRATEGY, WE MAY NOT ACHIEVE OUR DESIRED ECONOMICS OF SCALE AND OUR MARGINS AND PROFITABILITY MAY DECLINE.

     Our success depends in part on our ability to build on our position as a leading animal health care services company through a balanced program of internal growth initiatives and selective acquisitions of established animal hospitals and laboratories. If we cannot implement or effectively execute these initiatives and acquisitions, our results of operations will be adversely affected. Even if we effectively implement our growth strategy, we may not achieve the economies of scale that we have experienced in the past or that we anticipate having in the future. Our internal growth rate may decline and could become negative. Our laboratory internal revenue growth has fluctuated between 11.9% and 14.1% for each fiscal year from 2001 through 2003. Similarly, our animal hospital same-facility revenue growth rate has fluctuated between 3.6% and 5.0% over the same fiscal years. Our internal growth may continue to fluctuate and may be below our historical rates. Any reductions in the rate of our internal growth may cause our revenues and margins to decrease. Our historical growth rates and margins are not necessarily indicative of future results.

     Demand for certain products could decline as their product life cycle matures and the products become available in other channels of distribution such as retail-oriented locations and through internet service providers. This cycle could affect the frequency of veterinary visits and may result in a reduction in revenue. Demand for vaccinations may also be impacted in the future as protocols for vaccinations change. Vaccinations have been recommended by some in the profession to be given less frequently. This may result in fewer visits and potentially less revenue. Vaccine protocols for our company are currently established by our veterinarians. Some of our veterinarians have changed their protocols and others may change their protocol in light of recent literature.

     DUE TO THE FIXED COST NATURE OF OUR BUSINESS, FLUCTUATIONS IN OUR REVENUE COULD ADVERSELY AFFECT OUR OPERATING INCOME.

     Approximately 56% of our expense for the year ended December 31, 2003, particularly rent and personnel costs, are fixed costs and are based in part on expectations of revenue. We may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in our revenue. Accordingly, shortfalls in revenue may adversely affect our operating income.

     DIFFICULTIES INTEGRATING NEW ACQUISITIONS MAY IMPOSE SUBSTANTIAL COSTS AND CAUSE OTHER PROBLEMS FOR US.

     Our success depends on our ability to timely and cost-effectively acquire, and integrate into our business, additional animal hospitals and laboratories. Any difficulties in the integration process may result in increased expense, loss of customers and a decline in profitability. We expect to acquire 20 to 25 animal hospitals per year with aggregate annual revenues of approximately $25.0 million, however, based on the opportunity, the number could be higher. Historically we have experienced delays and increased costs in integrating some hospitals primarily where we acquire a large number of hospitals in a single region at or about the same time. In these cases, our field management may spend a predominant amount of time integrating these new hospitals and less time managing our existing hospitals in those regions. During these periods, there may be less attention directed to marketing efforts or staffing issues. In these circumstances, we also have experienced delays in converting the systems of acquired hospitals into our systems, which results in increased payroll expense to collect our results and delays in reporting our results, both for a particular region and on a consolidated basis. These factors have resulted in decreased revenue, increased costs and lower margins. We continue to face risks in connection with our acquisitions including:

     o    negative effects on our operating results;

     o    impairments of goodwill and other intangible assets;

     o dependence on retention, hiring and training of key personnel, including specialists; and

     o contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, an acquired business.

     The process of integration may require a disproportionate amount of the time and attention of our management, which may distract management's attention from its day-to-day responsibilities. In addition, any interruption or deterioration in service resulting from an acquisition may result in a customer's decision to stop using us. For these reasons, we may not realize the anticipated benefits of an acquisition, either at all or in a timely manner. If that happens and we incur significant costs, it could have a material adverse impact on our business.

     THE CARRYING VALUE OF OUR GOODWILL COULD BE SUBJECT TO IMPAIRMENT
WRITE-DOWN.

     At December 31, 2003, our balance sheet reflected $373.2 million of goodwill, which is a substantial portion of our total assets of $554.8 million at that date. We expect that the aggregate amount of goodwill on our balance sheet will increase as a result of future acquisitions. We continually evaluate whether events or circumstances have occurred that suggest that the fair market value of each of our reporting units is below their carrying values. If we determine that the fair market value of one of our reporting units is less than its carrying value, this may result in an impairment write-down of the goodwill for that reporting unit. The impairment write-down would be reflected as expense and could have a material adverse effect on our results of operations during the period in which we recognize the expense. At December 31, 2003, we concluded that the fair value of our reporting units exceeded their carrying value and accordingly, as of that date, our net goodwill was not impaired in our consolidated financial statements. However, in the future we may incur impairment charges related to the goodwill already recorded or arising out of future acquisitions.

     We have recorded the write-down of goodwill as the result of several events occurring during the three years ended December 31, 2003. These events are described below:

     o sold an animal hospital during each of the years ended December 31, 2003 and 2002, which resulted in the write-down of goodwill in the amount of $50,000 and $74,000, respectively; and

     o relocated certain animal hospitals operated by us and determined that the value of the goodwill for one of our animal hospitals was impaired during the year ended December 31, 2001, which resulted in the write-down of goodwill in the amount of $7.3 million.

     WE REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR DEBT AND EXPAND OUR BUSINESS AS PLANNED.

     We have, and will continue to have, a substantial amount of debt. Our substantial amount of debt requires us to dedicate a significant portion of our cash flow from operations to pay down our indebtedness and related interest, thereby reducing the funds available to use for working capital, capital expenditures, acquisitions and general corporate purposes.

     At December 31, 2003, our debt, excluding unamortized discounts, consisted of:

     o $145.7 million in principal amount outstanding under our senior credit facility;

     o $170.0 million in principal amount outstanding under our 9.875% senior subordinated notes; and

     o    $1.8 million in principal amount outstanding under our other debt.

     The following table sets forth the scheduled principal and interest payments that are due on our debt for each of the periods indicated (in thousands):


                                     TOTAL      2004      2005      2006      2007      2008    THEREAFTER
                                     -----      ----      ----      ----      ----      ----    ----------
Long-term debt.................     $ 317,207  $ 2,161   $ 1,900  $ 18,918  $ 71,102  $ 53,126   $170,000
Fixed cash interest expense....       102,069   17,282    17,244    17,122    16,822    16,812     16,787
Variable cash interest expense (1)     33,466    6,895     7,902     9,242     7,303     2,124          -
Capital lease obligations......           266      244        22         -         -         -          -
Swap agreements (1)............          (497)    (266)     (231)        -         -         -          -
                                    ---------- --------  --------  --------  --------  --------   --------
                                    $ 452,511  $26,316   $26,837  $ 45,282  $ 95,227  $ 72,062   $186,787
                                    ========== ========  ========  ========  ========  ========   ========

-------------
(1) We have both fixed-rate and variable-rate debt. The interest payments on our variable-rate debt are based on a variable-rate component plus a fixed 2.5%. Including the fixed 2.5%, we estimate that the total interest rate on our variable-rate debt will be 4.8%, 5.5%, 6.5%, 7.5%, and 8.0% for years 2004 through 2008, respectively. These estimates are based on interest rate projections used to price our interest rate swap agreements.


     Our ability to make payments on our debt, and to fund acquisitions, will depend upon our ability to generate cash in the future. Insufficient cash flow could place us at risk of default under our debt agreements or could prevent us from expanding our business as planned. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, our strategy to increase operating efficiencies may not be realized and future borrowings may not be available to us under our senior credit facility in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. In order to meet our debt obligations, we may need to refinance all or a portion of our debt. We may not be able to refinance any of our debt on commercially reasonable terms or at all.

     OUR DEBT INSTRUMENTS MAY ADVERSELY AFFECT OUR ABILITY TO RUN OUR BUSINESS.

     Our substantial amount of debt, as well as the guarantees of our subsidiaries and the security interests in our assets and those of our subsidiaries, could impair our ability to operate our business effectively and may limit our ability to take advantage of business opportunities. For example, our indenture and senior credit facility:

     o limit our funds available to repay the 9.875% senior subordinated notes;

     o limit our ability to borrow additional funds or to obtain other financing in the future for working capital, capital expenditures, acquisitions, investments and general corporate purposes;

     o limit our ability to dispose of our assets, create liens on our assets or to extend credit;

     o make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business and economic conditions;

     o limit our flexibility in planning for, or reacting to, changes in our business or industry;

     o place us at a competitive disadvantage to our competitors with less debt; and

     o restrict our ability to pay dividends, repurchase or redeem our capital stock or debt, or merge or consolidate with another entity.

     The terms of our indenture and senior credit facility allow us, under specified conditions, to incur further indebtedness, which would heighten the foregoing risks. If compliance with our debt obligations materially hinders our ability to operate our business and adapt to changing industry conditions, we may lose market share, our revenue may decline and our operating results may suffer.

     OUR FAILURE TO SATISFY COVENANTS IN OUR DEBT INSTRUMENTS WILL CAUSE A DEFAULT UNDER THOSE INSTRUMENTS.

     In addition to imposing restrictions on our business and operations, our debt instruments include a number of covenants relating to financial ratios and tests. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants would result in a default under these instruments. An event of default would permit our lenders and other debtholders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. Moreover, these lenders and other debtholders would have the option to terminate any obligation to make further extensions of credit under these instruments. If we are unable to repay debt to our senior lenders, these lenders and other debtholders could proceed against our assets.

     THE SIGNIFICANT COMPETITION IN THE COMPANION ANIMAL HEALTH CARE SERVICES INDUSTRY COULD CAUSE US TO REDUCE PRICES OR LOSE MARKET SHARE.

     The companion animal health care services industry is highly competitive with few barriers to entry. To compete successfully, we may be required to reduce prices, increase our operating costs or take other measures that could have an adverse effect on our financial condition, results of operations, margins and cash flow. If we are unable to compete successfully, we may lose market share.

     There are many clinical laboratory companies that provide a broad range of laboratory testing services in the same markets we service. Our largest competitor for outsourced laboratory testing services is Idexx Laboratories, Inc., which currently competes or intends to compete in most of the same markets in which we operate. Also, Idexx and several other national companies provide on-site diagnostic equipment that allows veterinarians to perform their own laboratory tests.

     Our primary competitors for our animal hospitals in most markets are individual practitioners or small, regional, multi-clinic practices. Also, regional pet care companies and some national companies, including operators of super-stores, are developing multi-regional networks of animal hospitals in markets in which we operate. Historically, when a competing animal hospital opens in close proximity to one of our hospitals, we have reduced prices, expanded our facility, retained additional qualified personnel, increased our marketing efforts or taken other actions designed to retain and expand our client base. As a result, our revenue may decline and our costs increase.

     WE MAY EXPERIENCE DIFFICULTIES HIRING SKILLED VETERINARIANS DUE TO SHORTAGES THAT COULD DISRUPT OUR BUSINESS.

     As the pet population continues to grow, the need for skilled veterinarians continues to increase. If we are unable to retain an adequate number of skilled veterinarians, we may lose customers, our revenue may decline and we may need to sell or close animal hospitals. As of December 31, 2003, there were 28 veterinary schools in the country accredited by the American Veterinary Medical Association. These schools graduate approximately 2,100 veterinarians per year. There is a shortage of skilled veterinarians in some regional markets in which we operate animal hospitals. During shortages in these regions, we may be unable to hire enough qualified veterinarians to adequately staff our animal hospitals, in which event we may lose market share and our revenues and profitability may decline.

     IF WE FAIL TO COMPLY WITH GOVERNMENTAL REGULATIONS APPLICABLE TO OUR BUSINESS, VARIOUS GOVERNMENTAL AGENCIES MAY IMPOSE FINES, INSTITUTE LITIGATION OR PRECLUDE US FROM OPERATING IN CERTAIN STATES.

     The laws of many states prohibit business corporations from providing, or holding themselves out as providers of, veterinary medical care. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. As of December 31, 2003, we operated 65 animal hospitals in 11 states with these laws, including 21 in New York. We may experience difficulty in expanding our operations into other states with similar laws. Given varying and uncertain interpretations of the veterinary laws of each state, we may not be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that we are in violation of applicable restrictions on the practice of veterinary medicine in any state in which we operate could have a material adverse effect on us, particularly if we were unable to restructure our operations to comply with the requirements of that state.

     All of the states in which we operate impose various registration requirements. To fulfill these requirements, we have registered each of our facilities with appropriate governmental agencies and, where required, have appointed a licensed veterinarian to act on behalf of each facility. All veterinarians practicing in our clinics are required to maintain valid state licenses to practice.

     ANY FAILURE IN OUR INFORMATION TECHNOLOGY SYSTEMS OR DISRUPTION IN OUR TRANSPORTATION NETWORK (INCLUDING DISRUPTION RESULTING FROM TERRORIST ACTIVITIES) COULD SIGNIFICANTLY INCREASE TESTING TURN-AROUND TIME, REDUCE OUR PRODUCTION CAPACITY AND OTHERWISE DISRUPT OUR OPERATIONS.

     Our laboratory operations depend, in part, on the continued and uninterrupted performance of our information technology systems and transportation network. Our growth has necessitated continued expansion and upgrade of our information technology systems and transportation network. Sustained system failures or interruption in our transportation network or in one or more of our laboratory operations could disrupt our ability to process laboratory requisitions, perform testing, provide test results in a timely manner and/or bill the appropriate party. We could lose customers and revenue as a result of a system or transportation network failure.

     Our computer systems are vulnerable to damage or interruption from a variety of sources, including telecommunications failures, electricity brownouts or blackouts, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electrical break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause interruptions in our information technology systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

     In addition, over time we have significantly customized the computer systems in our laboratory business. We rely on a limited number of employees to upgrade and maintain these systems. If we were to lose the services of some or all of these employees, it may be time-consuming for new employees to become familiar with our systems, and we may experience disruptions in service during these periods.

     Any substantial reduction in the number of available flights or delays in the departure of flights, whether as a result of severe weather conditions, as we recently experienced in the eastern United States, a terrorist attack or any other type of disruption, will disrupt our transportation network and our ability to provide test results in a timely manner. Any change in government regulation related to transporting samples or specimens could also have an impact on our business. In addition, our Test Express service, which services customers outside of major metropolitan areas, is dependent on flight services in and out of Memphis and the transportation network of Federal Express. Any sustained interruption in either flight services in Memphis or the transportation network of Federal Express would result in increased turn-around time for the reporting of test results to customers serviced by our Test Express service.

     THE LOSS OF MR. ROBERT ANTIN, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     We are dependent upon the management and leadership of our Chairman, President and Chief Executive Officer, Robert Antin. We have an employment contract with Mr. Antin which may be terminated at the option of Mr. Antin. We do not maintain any key man life insurance coverage for Mr. Antin. The loss of Mr. Antin could materially adversely affect our business.

     CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

     Our executive officers, directors and principal stockholders beneficially own, in the aggregate, 23.1% of our outstanding common stock. As a result, these stockholders are able to significantly affect our management, our policies and all matters requiring stockholder approval. Our largest stockholder is Leonard Green & Partners, L.P., which owns 16.8% of our common stock. Three of the partners of Leonard Green & Partners, L.P. sit on our seven member board of directors. These directors, along with the two management directors, will be able to significantly affect decisions relating to our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This concentration of ownership may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interests.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors" and elsewhere in this prospectus are forward-looking statements. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. These statements involve known and unknown risks, uncertainties and other factors, including those described in the "Risk Factors" section, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

     Some of the information incorporated by reference into this prospectus is based on market data and industry forecasts and projections, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and we cannot assure you that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

                 -----------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT AND ANY INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS CURRENT AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT CONTAINING THE INFORMATION.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 12, 2004;

     o Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2004; and

     o The description of our common stock contained in our Form 8-A filed with the Securities and Exchange Commission on November 15, 2001, as amended by our Form 8-A/A filed with the Securities and Exchange Commission on November 16, 2001.

     Information contained in this prospectus supercedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission regarding this offering. The registration statement of which this prospectus is a part contains additional relevant information about us and our capital stock and you should refer to the registration statement and its exhibits to read that information.

     You may read and copy the registration statement, the related exhibits and the other material we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Securities and Exchange Commission. The site's address is WWW.SEC.GOV.

     We also will provide to you a copy of these filings at no cost. You may request copies of these filings by writing or telephoning us as follows: 12401 West Olympic Boulevard, Los Angeles, California 90064-1022, Attention, Chief Financial Officer, or 310-571-6500. In addition, you may access these filings at our website. Our website's address is HTTP://INVESTOR.VCAANTECH.COM. The foregoing website references are inactive textual references only.

                                 USE OF PROCEEDS

     Unless we inform you otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of our securities from time to time:

     o    to finance acquisitions of other businesses;

     o    to reduce our indebtedness; or

     o for general corporate and other purposes as our board of directors may determine.

     We may temporarily invest net proceeds from the sale of our securities in short-term securities. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. All proceeds from those sales will be for the account of the selling stockholder. See "Selling Stockholder" and "Plan of Distribution."

                               SELLING STOCKHOLDER

     We are registering 6,846,937 shares of common stock covered by this prospectus for re-offers and resales by the selling stockholder named below. We are registering these shares to permit the selling stockholder to resell the shares when it deems appropriate. The selling stockholder may resell all, a portion or none of its shares at any time. The selling stockholder may also sell, transfer or otherwise dispose of some or all of its shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We do not know when or in what amounts the selling stockholder may offer shares for sale under this prospectus.

     The following table sets forth (i) the selling stockholder, (ii) as of April 8, 2004, the number of shares of common stock that the selling stockholder beneficially owns and the number of shares being registered for resale by the selling stockholder, and (iii) the number of shares of our common stock that will be beneficially owned by the selling stockholder upon completion of this offering, assuming that all of the shares of common stock offered by the selling stockholder under this prospectus have been sold. The number of shares of common stock outstanding as of April 8, 2004 was 40,762,109.

     As used in this prospectus, "selling stockholder" includes the selling stockholder named in the table below and its transferees, pledges, donees, heirs or other successors-in-interest selling shares received from the selling stockholder listed below as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.


                                                             Number of
                                                             Shares of
                                          Number            Our Common   Number of Shares of Our
                                  of Shares of Our Common      Stock           Common Stock
                                 Stock Beneficially Owned      Being        Beneficially Owned
      Selling Stockholder          Prior to the Offering      Offered     After the Offering(1)
      -------------------          ---------------------      -------     ---------------------

                                               Percentage                             Percentage
                                  Number of    of Shares                 Number of    of Shares
                                   Shares     Outstanding                  Shares    Outstanding
Green Equity Investors III,      6,846,937       16.8%       6,846,937       --           *
L.P. (2)

      *  Less than 1%.
-------------------

(1) Assumes the sale of all shares of common stock being offered by the selling stockholder. No estimate can be given as to the amount of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer and sell some, all or none of its shares.


                                       11


(2) The address of Green Equity Investors III, L.P. is 11111 Santa Monica Blvd., Suite 2000, Los Angeles, CA 90025.



     On September 20, 2000, we completed a leveraged recapitalization with an entity controlled by Leonard Green & Partners, L.P. In connection with that transaction, we entered into a 10-year management services agreement with Leonard Green & Partners. The agreement was terminated on November 27, 2001. The agreement provided that Leonard Green & Partners would provide general investment-banking services, management, consulting and financial planning services and transaction-related financial advisory and investment banking services to us and our subsidiaries. We paid a one-time structuring fee of $7.5 million to Leonard Green & Partners in September 2000 under the agreement. The management agreement provided that Leonard Green & Partners would receive an annual fee of $2.5 million as compensation for the general services and normal and customary fees for transaction-related services. In 2001 and 2000, we paid management fees in an aggregate amount of $2.3 million and $620,000. In connection with the termination of this agreement, we paid Leonard Green & Partners $8.0 million.

     John M. Baumer, John G. Danhakl and Peter Nolan each serve on our board of directors and each is a partner of Leonard Green & Partners, L.P.

                              PLAN OF DISTRIBUTION

     We currently intend to offer and sell pursuant to one or more prospectus supplements, from time to time, any combination of common stock, preferred stock, debt securities or warrants at a total offering price not to exceed $250,000,000, in one or more classes or series, in one or more underwritten or other public offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholder currently intends to offer and sell, from time to time, the common stock in one or more underwritten or other public offerings. However, we and/or the selling stockholder also may offer and sell our securities, as applicable:

     o    through agents;

     o through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o directly to one or more purchasers (through a specific bidding or auction process or otherwise); or

     o    through a combination of any of these methods of sale.

     The distribution of our securities may be effected from time to time in one or more transactions either:

     o    at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices relating to the prevailing market prices; or

     o    at negotiated prices.

     Offers to purchase our securities may be solicited by agents designated by us and/or the selling stockholder from time to time. Any agent involved in the offer or sale of our securities will be named, and any commissions payable by us and/or the selling stockholder to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

     If we and/or the selling stockholder offer and sell our securities through an underwriter or underwriters, we and/or the selling stockholder will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities. That prospectus supplement and this prospectus will be used by the underwriters to make resales of our securities. If underwriters are used in the sale of any of our securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us and/or the selling stockholder at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of our securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of our securities the underwriters will be obligated to purchase all such securities if any are purchased.

     If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the common stock or other securities of ours. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the common stock in connection with the offering, i.e., if it sells more shares of common stock than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing common stock in the open market. In general, purchases of common stock to reduce a short position could cause the price of the common stock to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase common stock on the open market to reduce their short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such common stock as part of the offering.

     If we and/or the selling stockholder offer and sell our securities through a dealer, we, the selling stockholder or an underwriter will sell our securities to the dealer, as principal. The dealer may then resell our securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of our securities so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

     We and/or the selling stockholder may solicit offers to purchase our securities directly and we and/or the selling stockholder may sell our securities directly to institutional or other investors, who may be deemed to be an underwriter within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

     We and/or the selling stockholder may enter into agreements with agents, underwriters and dealers under which we and/or the selling stockholder may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us and/or the selling stockholder in the ordinary course of business.

     We and/or the selling stockholder may authorize our respective agents or underwriters to solicit offers to purchase our securities at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of our securities sold will be made under the contracts and any conditions to each party's performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters or agents soliciting purchases of our securities under delayed delivery contracts will also be described in the applicable prospectus supplement.

     From time to time, the selling stockholder may pledge or grant a security interest in some or all of our shares of common stock owned by it. If the selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such common stock from time to time by this prospectus. The selling stockholder also may transfer and donate our common stock owned by it in other circumstances. The number of shares of our common stock beneficially owned by selling stockholder will decrease as and when the selling stockholder transfers or donates its shares of our common stock or defaults in performing obligations secured by its shares of our common stock. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be the selling stockholder for purposes of this prospectus.

     Unless we specify otherwise in the related prospectus supplement, each series of securities offered by us will be a new issue with no established trading market, other than our common shares which are listed on the Nasdaq National Market. If we sell any common shares pursuant to a prospectus supplement, the shares will be listed on the Nasdaq National Market subject to official notice of issuance. We may elect to list any series of securities on any exchange, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore there may not be a liquid market for the securities.

                          DESCRIPTION OF CAPITAL STOCK

     This prospectus contains a summary of the material terms of our capital stock, including our common stock, preferred stock, debt securities and warrants. The following description of our capital stock is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

     Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share, and 11,000,000 shares of preferred stock, par value $0.001 per share. As of April 8, 2004, 40,762,109 shares of our common stock are outstanding and held of record by approximately 70 holders of record and no shares of our preferred stock are outstanding. We do not have outstanding warrants. A discussion of our outstanding debt arrangements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 12, 2004, which has been incorporated herein by reference.

COMMON STOCK

     VOTING RIGHTS. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The common stock does not have cumulative voting rights.

     DIVIDENDS. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine.

     Our senior credit facility and the indenture governing our outstanding senior subordinated notes place limitations on our ability to pay dividends or make other distributions in respect of our common stock. Any future determination as to the payment of dividends on our common stock will be restricted by these limitations, will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by the board of directors, including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits.

     LIQUIDATION AND DISSOLUTION. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preference of any then outstanding shares of preferred stock.

     NO PREEMPTIVE OR SIMILAR RIGHTS. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

     Holders of shares of the common stock are not required to make additional capital contributions. All outstanding shares of common stock are fully paid and nonassessable.

     REGISTRATION RIGHTS. Certain holders of shares of our common stock are entitled to certain rights with respect to registration of those shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act of 1933, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters, if any, may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense and subject to certain limitations, to file a registration statement under the Securities Act of 1933 with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration.

PREFERRED STOCK

     The following description of our preferred stock, together with the additional information we include in any prospectus supplements, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware, as amended, also may affect the terms of our common stock.

     We are authorized to issue 11,000,000 shares of preferred stock, par value $0.001 per shares. Our board of directors has the authority, without any further vote or action by the stockholders, to issue the preferred stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences and limitations of such series to the full extent now or hereafter permitted by applicable Delaware law.

     The rights, preferences, privileges and restrictions of the preferred stock may include:

     o    dividend rights;

     o    conversion rights;

     o    voting rights;

     o    redemption rights and terms of redemption; and

     o    liquidation preferences.

     Our board of directors may fix the number of shares constituting any series and the designations of these series.

     The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designations relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

     o the maximum number of shares in the series and the distinctive designation;

     o    the terms on which dividends will be paid, if any;

     o    the terms on which the shares may be redeemed, if at all;

     o    the liquidation preference, if any;

     o the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

     o the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

     o    the voting rights, if any, on the shares of the series; and

     o any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

     We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designations for complete information. The prospectus supplement also will contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

     VOTING RIGHTS. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.

     OTHER. Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.


DEBT SECURITIES

     We may offer any combination of senior debt securities or subordinated debt securities, subject to the terms of our existing debt arrangements. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement. Further information regarding the trustee may be provided in the prospectus supplement. The form for each type of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part.

     Our currently outstanding debt arrangements, a description of which has previously been incorporated herein by reference, require us to maintain certain financial ratios and contain certain restrictions on our ability to incur additional debt. We may be restricted from issuing debt securities without waiver of these restrictions by our lenders. If we offer debt securities under this prospectus, the applicable prospectus supplement will update the information in this paragraph regarding our other outstanding indebtedness.

     The prospectus supplement will describe the particular terms of any debt securities we may offer and may supplement and/or supercede the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures to be filed as exhibits to the registration statement and the description of the additional terms of the debt securities included in the prospectus supplement.

GENERAL

     Within the total dollar amount of this shelf registration statement and subject to the terms of our existing debt arrangements, we may issue debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

     The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

     o    the title and form of the debt securities;

     o any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

     o the person to whom any interest on a debt security of the series will be paid;

     o    the date or dates on which we must repay the principal;

     o    the rate or rates at which the debt securities will bear interest;

     o if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

     o the place or places where we must pay the principal and any premium or interest on the debt securities;

     o the terms and conditions on which we may redeem any debt security, if at all;

     o any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

     o    the denominations in which we may issue the debt securities;

     o the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

     o the currency in which we will pay the principal of and any premium or interest on the debt securities;

     o the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

     o the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

     o if applicable, that the debt securities are defeasible and the terms of such defeasance;

     o if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

     o whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

     o the subordination provisions that will apply to any subordinated debt securities;

     o the events of default applicable to the debt securities and the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

     o    the affirmative and negative covenants contained in the indentures;
          and

     o any other terms of the debt securities not inconsistent with the applicable indentures.

     We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

CONVERSION AND EXCHANGE RIGHTS

     The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded.

     If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

FORM, EXCHANGE AND TRANSFER

     We will issue debt securities only in fully registered form, without coupons, and only in specified denominations and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

     Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

     If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

GLOBAL SECURITIES

     The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

     o    the depositary is unwilling or unable to continue as depositary; or

     o the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

     The depositary will determine how all securities issued in exchange for a global security will be registered.

     As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

     Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

     The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

     We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

     We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

     Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

     The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless we indicate otherwise in a prospectus supplement, each indenture will provide that, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

     o the successor assumes our obligations under the debt securities and the indenture; and

     o    we meet the other conditions described in the indenture.

EVENTS OF DEFAULT

     Unless we indicate otherwise in a prospectus supplement, events of default under each indenture will include the following:

     o failure to pay the principal of or any premium on any debt security when due;

     o failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

     o    failure to deposit any sinking fund payment when due;

     o failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

     o    events of bankruptcy, insolvency or reorganization; and

     o    any other event of default specified in the prospectus supplement.

     If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

     Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of specified percentage in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

     o the holder has previously given the trustee written notice of a continuing event of default;

     o the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

     o the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

     o the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

MODIFICATION AND WAIVER

     We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

     o    to fix any ambiguity, defect or inconsistency in the indenture; and

     o to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a specified percentage in aggregate principal amount of the outstanding debt securities of each series that is affected. These changes may include:

     o    extending the fixed maturity of the series of notes;

     o reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

     o reducing the percentage of debt securities the holders of which are required to consent to any amendment.

     The holders of a specified percentage in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder's consent.

     Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

DEFEASANCE

     To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures may provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

     o to maintain a registrar and paying agents and hold monies for payment in trust;

     o    to register the transfer or exchange of the notes; and

     o    to replace mutilated, destroyed, lost or stolen notes.

     In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

     We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

     To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

     o    no event of default shall have occurred or be continuing;

     o in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

     o in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

     o we satisfy other customary conditions precedent described in the applicable indenture.

NOTICES

     We will mail notices to holders of debt securities as indicated in the prospectus supplement.

TITLE

     We may treat the person in whose name a debt security is registered as the absolute owner for the purpose of making payment and for all other purposes.

GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.


WARRANTS

     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.

     We may issue, together with other securities or separately, warrants to purchase our securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

     o    the title of the warrants;

     o the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

     o the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

     o    the price or prices at which the warrants will be issued;

     o    the aggregate number of warrants;

     o any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

     o the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

     o if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

     o if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

     o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     o the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

     o the maximum or minimum number of warrants which may be exercised at any time; and

     o    information with respect to book-entry procedures, if any.

     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder thereof to purchase for cash the amount of securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

ENFORCEABILITY OF RIGHTS OF HOLDERS OF WARRANTS

     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as a warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder's warrants.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

     We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless:

     o prior to the date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     o any merger or consolidation involving the corporation and the interested stockholder;

     o any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

     o subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

ANTI-TAKEOVER PROVISIONS OF OUR CHARTER

     Our bylaws provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. The board of directors may consist of one or more members to be determined from time to time by the board of directors. The board of directors currently consists of seven members divided into three different classes. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships.

     Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

     Our certificate of incorporation and bylaws allow us to eliminate the personal liability of our directors and to indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation law.

     We also entered into indemnity agreements with each of our directors and officers, which provide for mandatory indemnity of an officer or director made party to a "proceeding" by reason of the fact that he or she is or was a director of ours, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. These agreements also obligate us to advance expenses to a director provided that he or she will repay advanced expenses in the event he or she is not entitled to indemnification. Directors are also entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

LISTING

     Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "WOOF."

                                  LEGAL MATTERS

     The validity of our securities will be passed upon for us by our legal counsel, Akin Gump Strauss Hauer & Feld LLP, Los Angeles, California.

                                     EXPERTS

     The consolidated financial statements and schedules of VCA Antech, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, and Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities," as of December 31, 2003.

                                  $250,000,000

                                      PLUS

                        6,846,937 SHARES OF COMMON STOCK
                       OFFERED BY THE SELLING STOCKHOLDER




                                VCA ANTECH, INC.



                                  COMMON STOCK
                                 PREFERRED STOCK
                                 DEBT SECURITIES
                                    WARRANTS



                              --------------------

                                   PROSPECTUS

                             ---------------------

                               _________ __, 2004

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered, all of which will be paid for by the registrant. All the amounts shown are estimates except the Securities and Exchange Commission registration fee. The selling stockholder will not bear any of these expenses.

Registration fee - Securities and Exchange Commission.....................   $  63,344
Nasdaq listing fee........................................................   $  45,000
Blue Sky fees and expenses................................................   $  10,000
Accounting fees and expenses..............................................   $  5,000
Printing..................................................................   $  5,000
Transfer agent and registrar fees.........................................   $  2,100
Legal fees and expenses...................................................   $  20,000
Miscellaneous.............................................................   $  5,000
                                                                             -----------
Total.....................................................................   $  155,444
                                                                             ===========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, empowers a corporation to indemnify any person who by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or against another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for the following:

     o for liability for any breach of duty of loyalty to us or to our stockholders;

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

     o for any transaction from which the director derived an improper personal benefit.

     Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our certificate of incorporation covers negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws provide us with the authority to indemnify our directors, officers and agents to the full extent allowed by Delaware law.

     We have entered into indemnification agreements, the form of which is incorporated by reference to Exhibit 10.13 to our registration statement on Form S-1 filed August 9, 2001, with each of our directors and officers. These agreements will require us to indemnify each director and officer for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A.   EXHIBITS

NUMBER EXHIBIT DESCRIPTION

1.1  Form of Underwriting Agreement.*

4.1 Stockholders Agreement, dated as of September 20, 2000, by and among Registrant, Green Equity Investors III, L.P., Co-Investment Funds and Stockholders. Incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-1 filed August 9, 2001.

4.2 Amendment No. 1 to Stockholders Agreement, dated as of November 27, 2001, by and among Registrant, Green Equity Investors III, L.P., GS Mezzanine Partners II, L.P. and Robert Antin. Incorporated by reference to Exhibit
     4.2 to Amendment No. 2 to the Registrant's registration statement on Form S-1 filed October 31, 2001.

4.3 Amendment No. 2 to Stockholders Agreement, dated as of January 9, 2003, by and among Registrant, Green Equity Investors III, L.P., GS Mezzanine Partners II, L.P., Robert L. Antin, Arthur J. Antin and Tomas W. Fuller. Incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant's registration statement on Form S-3 filed January 17, 2003.

4.4 Indenture, dated as of November 27, 2001, by and between Vicar Operating, Inc., the Guarantors (as defined therein), and Chase Manhattan Bank and Trust Company, National Association. Incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-4 filed February 1, 2002.

4.5 Credit and Guaranty Agreement, dated as of September 20, 2000, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.5 to the Registrant's registration statement on Form S-1 filed August 9, 2001.

4.6 First Amendment to Credit and Guaranty Agreement, dated as of October 23, 2000, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.10 to the Registrant's annual report on Form 10-K filed March 29, 2002.

4.7 Second Amendment to Credit and Guaranty Agreement, dated as of November 16, 2001, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.11 to the Registrant's annual report on Form 10-K filed March 29, 2002.

4.8 Third Amendment to Credit and Guaranty Agreement, dated as of March 20, 2002, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.12 to the Registrant's registration statement on Form S-3 filed January 10, 2003.

4.9 Fourth Amendment to Credit and Guaranty Agreement, dated as of August 29, 2002, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 99.2 to the Registrant's current report on Form 8-K filed September 3, 2002.

4.10 Fifth Amendment to Credit and Guaranty Agreement, dated as of October 24, 2002, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed October 25, 2002.

4.11 Sixth Amendment to Credit and Guaranty Agreement, dated as of December 20, 2002, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.15 to the Registrant's registration statement on Form S-3 filed January 10, 2003.

4.12 Seventh Amendment to Credit and Guaranty Agreement, dated as of January 29, 2003, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.17 to the Registrant's registration statement on Form S-3 filed January 17, 2003.

4.13 Eighth Amendment to Credit and Guaranty Agreement, dated as of August 19, 2003, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.1 to the Registrant's current report on Form 8-K filed August 21, 2003.

4.14 Specimen Certificate for shares of common stock of Registrant. Incorporated by reference to Exhibit 4.9 to Amendment No. 3 to the Registrant's registration statement on Form S-1 filed November 16, 2001.

4.15 Form of Indenture.*

4.16 Form of Certificate of Designations of Preferred Stock.*

4.17 Form of Preferred Stock Certificate.*

4.18 Form of Warrant.*

4.19 Form of Warrant Agreement.*

5.1 Opinion of Akin Gump Strauss Hauer & Feld LLP, regarding the validity of the shares.**

23.1 Independent Auditors' Consent.**

23.2 Consent of Akin Gump Strauss Hauer & Feld LLP (set forth in Exhibit 5.1).**

24.1 Power of Attorney (included in signature page).**

25.1 Statement of Eligibility of Trustee on Form T-1.*

     * To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

    ** Filed herewith.

ITEM 17. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sale are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 14, 2004.

                                  VCA ANTECH, INC.



                                  /s/ Robert L. Antin
                                  -----------------------------------------
                                  By: Robert L. Antin
                                  Its:Chairman of the Board, President and
                                      Chief Executive Officer


                                POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints Robert
L. Antin and Tomas W. Fuller, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and a new registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                TITLE                           DATE

/s/ Robert L. Antin
----------------------------                                                    April 14, 2004
Robert L. Antin                      Chairman of the Board, President and
                                     Chief Executive Officer

/s/ Arthur J. Antin
----------------------------                                                    April 14, 2004
Arthur J. Antin                      Director, Chief Operating Officer,
                                     Senior Vice President and Secretary

/s/ Tomas W. Fuller
----------------------------                                                    April 14, 2004
Tomas W. Fuller                      Chief Financial Officer,
                                     Vice President and Assistant Secretary

/s/ Dawn R. Olsen
----------------------------                                                    April 14, 2004
Dawn R. Olsen                        Principal Accounting Officer and
                                     Vice President

/s/ John M. Baumer
----------------------------                                                    April 14, 2004
John. M. Baumer                      Director


/s/ John G. Danhakl
----------------------------                                                    April 14, 2004
John G. Danhakl                      Director


/s/ John Heil
----------------------------                                                    April 14, 2004
John Heil                            Director


/s/ Peter J. Nolan
----------------------------                                                    April 14, 2004
Peter J. Nolan                       Director


/s/ Frank Reddick
----------------------------                                                    April 14, 2004
Frank Reddick                        Director


                                LIST OF EXHIBITS

NUMBER EXHIBIT DESCRIPTION

1.1  Form of Underwriting Agreement.*

4.1 Stockholders Agreement, dated as of September 20, 2000, by and among Registrant, Green Equity Investors III, L.P., Co-Investment Funds and Stockholders. Incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-1 filed August 9, 2001.

4.2 Amendment No. 1 to Stockholders Agreement, dated as of November 27, 2001, by and among Registrant, Green Equity Investors III, L.P., GS Mezzanine Partners II, L.P. and Robert Antin. Incorporated by reference to Exhibit
     4.2 to Amendment No. 2 to the Registrant's registration statement on Form S-1 filed October 31, 2001.

4.3 Amendment No. 2 to Stockholders Agreement, dated as of January 9, 2003, by and among Registrant, Green Equity Investors III, L.P., GS Mezzanine Partners II, L.P., Robert L. Antin, Arthur J. Antin and Tomas W. Fuller. Incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant's registration statement on Form S-3 filed January 17, 2003.

4.4 Indenture, dated as of November 27, 2001, by and between Vicar Operating, Inc., the Guarantors (as defined therein), and Chase Manhattan Bank and Trust Company, National Association. Incorporated by reference to Exhibit
     4.1 to the Registrant's registration statement on Form S-4 filed February 1, 2002.

4.5 Credit and Guaranty Agreement, dated as of September 20, 2000, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.5 to the Registrant's registration statement on Form S-1 filed August 9, 2001.

4.6 First Amendment to Credit and Guaranty Agreement, dated as of October 23, 2000, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.10 to the Registrant's annual report on Form 10-K filed March 29, 2002.

4.7 Second Amendment to Credit and Guaranty Agreement, dated as of November 16, 2001, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.11 to the Registrant's annual report on Form 10-K filed March 29, 2002.

4.8 Third Amendment to Credit and Guaranty Agreement, dated as of March 20, 2002, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.12 to the Registrant's registration statement on Form S-3 filed January 10, 2003.

4.9 Fourth Amendment to Credit and Guaranty Agreement, dated as of August 29, 2002, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 99.2 to the Registrant's current report on Form 8-K filed September 3, 2002.

4.10 Fifth Amendment to Credit and Guaranty Agreement, dated as of October 24, 2002, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed October 25, 2002.

4.11 Sixth Amendment to Credit and Guaranty Agreement, dated as of December 20, 2002, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.15 to the Registrant's registration statement on Form S-3 filed January 10, 2003.

4.12 Seventh Amendment to Credit and Guaranty Agreement, dated as of January 29, 2003, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.17 to the Registrant's registration statement on Form S-3 filed January 17, 2003.

4.13 Eighth Amendment to Credit and Guaranty Agreement, dated as of August 19, 2003, by and among Registrant, Vicar Operating, Inc., certain subsidiaries of Registrant as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent. Incorporated by reference to Exhibit 4.1 to the Registrant's current report on Form 8-K filed August 21, 2003.

4.14 Specimen Certificate for shares of common stock of Registrant. Incorporated by reference to Exhibit 4.9 to Amendment No. 3 to the Registrant's registration statement on Form S-1 filed November 16, 2001.

4.15 Form of Indenture.*

4.16 Form of Certificate of Designations of Preferred Stock.*

4.17 Form of Preferred Stock Certificate.*

4.18 Form of Warrant.*

4.19 Form of Warrant Agreement.*

5.1 Opinion of Akin Gump Strauss Hauer & Feld LLP, regarding the validity of securities.**

23.1 Independent Auditors' Consent.**

23.2 Consent of Akin Gump Strauss Hauer & Feld LLP (set forth in Exhibit 5.1).**

24.1 Power of Attorney (included in signature page).**

25.1 Statement of Eligibility of Trustee on Form T-1.*

     * To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

     ** Filed herewith.